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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE


                       J. L. HALSEY CORPORATION ANNOUNCES
               DEVELOPMENTS IN PIACENTILE AND SABOLICH LITIGATION

CONTACT: Lisa V. DeScenza
         Director, Investor Relations
         (702) 968-5205

         LAS VEGAS, NEVADA, DECEMBER 9, 2002, J. L. Halsey Corporation (OTC Bulletin Board:JLHY, formerly NAHC, Inc.,) announced today favorable developments in material litigation against the Company. First, the Company has settled the lawsuit brought against it by John Sabolich (JOHN SABOLICH, ET AL. V. NOVACARE, INC. ET AL. UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF OKLAHOMA, CASE NO. CIV-99-670-T). The Company is also pleased to announce that another lawsuit against it (PIACENTILE V. NOVACARE, INC. ET AL. U.S. DISTRICT COURT FOR THE NORTHERN DISTRICT OF NEW JERSEY) has been dismissed with prejudice.

         The result of these two favorable developments is a net reversal of accruals in the amount of approximately $1.2 million. In this net reversal, the Company has also included an accrual for expenses related to a recently filed lawsuit against the Company (RONALD SHOSTACK V. WASSERSTEIN ET AL., U.S. DISTRICT COURT FOR THE DISTRICT OF ARIZONA, NO. 02-2005, PHX-JAT).

         In the case of Piacentile v. NAHC, Inc., the relator/plaintiffs alleged violations of the federal False Claims Act by the Company. The complaint alleged that the Company submitted false or fraudulent bills in connection with the provision of physical therapy to individuals covered by various health insurance programs that were provided to certain employees of the United States Government.

         In the case of Sabolich, Inc., Sabolich Prosthetics Center of Wichita, Inc., Sabolich Tri-State Prosthetics, Inc., Sabolich of Florida, Inc. and John
A. Sabolich v. NovaCare, Inc and NovaCare Orthotics and Prosthetics East, Inc., the complaint alleged that the defendants breached a 1994 Agreement of Purchase and Sale involving the acquisition of the plaintiffs' O&P business. Plaintiffs alleged that the defendants breached the agreement by failing to pay certain sums allegedly due them under the agreement. Plaintiffs also alleged that defendants tortiously breached an alleged implied covenant of good faith and fair dealing in the agreement.


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         In the Shostack litigation, recently filed against the Company, the
Plaintiff, Ronald Shostack, has sued approximately 25 defendants, including the Company. NovaCare Employees Services ("NES") bought Shostack's PEO business ("Americare") in 1997. Mr. Shostack claims that $10 million in earn-out payments were not paid to him and should have been and that his right to "control" Americare post-closing was breached. In this litigation, Mr. Shostack alleges that the Company breached its fiduciary duty to Mr. Shostack as a fellow stockholder in NES by not disclosing to Mr. Shostack that the buyer of NES had no intention of permitting Mr. Shostack to "control" his business following the sale of NES. Mr. Shostack also claims that this conduct amounted to fraud against Mr. Shostack. The Company intends to vigorously defend itself against this lawsuit. Wasserstein Perella, Inc., the Company's previous investment banker, has also been sued by Shostack and has requested indemnification from the Company, including legal fees.


CAUTIONARY STATEMENT

         EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE STATEMENTS IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS AND THE BUSINESS PROSPECTS OF THE COMPANY ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES THAT MAY CAUSE THE COMPANY'S ACTUAL RESULTS IN FUTURE PERIODS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHER THINGS, UNCERTAINTY IN THE ASSUMPTIONS RELATED TO THE SETTLEMENT OF THE TAX CASE, LITIGATION AGAINST THE COMPANY (INCLUDING THE FACT THAT PIACENTILE MAY APPEAL THE DISMISSAL OF HIS CLAIM), THE VALUE OF RECEIVABLES, CERTAIN WORKERS COMPENSATION MATTERS, MALPRACTICE CLAIMS AGAINST THE COMPANY. IN THE EVENT THAT THE COMPANY REGISTERS UNDER THE INVESTMENT COMPANY ACT OF 1940, THERE WILL BE ADDITIONAL RISKS ASSOCIATED WITH SUCH REGISTRATION AND INVESTING IN SECURITIES WITH THE POTENTIAL FOR GREATER RETURN. THESE AND OTHER RISKS ARE DESCRIBED IN THE J. L. HALSEY CORPORATION 10-K REPORT FOR THE YEAR ENDING JUNE 30, 2002, THE 10-Q FOR THE QUARTER ENDING SEPTEMBER 30, 2002 AND OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


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